Legend for Brighthouse Life Insurance Company of NY FWP Filing

Issuer Free Writing Prospectus

Filed Pursuant To Rule 433

Registration File No. 333-216486

Registration File No. 333-234535

Registration File No. 333-229553

Registration File No. 333-226036

Vineyard Video :30 seconds

VO: Jeff and Susan are looking
for some protection...

VO: With a Shield Level annuity
from Brighthouse Financial….

Super disclaimer: Brighthouse Shield® Level Select 6-Year Annuity, Brighthouse Shield® Level Select 6-Year Annuity v.3, Brighthouse Shield® Level Select 3-Year Annuity, Brighthouse Shield® Level Select Advisory Annuity, Brighthouse Shield® Level 10 Annuity, and Brighthouse Shield® Level 10 Advisory Annuity are collectively referred to as “Shield® Level annuities” or “Shield® annuities.” Participate in rising markets up to your Cap Rate or Step Rate.

VO: …. growth potential...

VO: ….as they head into retirement.

VO: ….  their portfolio can benefit from…

Super disclaimer: Brighthouse Shield® Level Select 6-Year Annuity, Brighthouse Shield® Level Select 6-Year Annuity v.3, Brighthouse Shield® Level Select 3-Year Annuity, Brighthouse Shield® Level Select Advisory Annuity, Brighthouse Shield® Level 10 Annuity, and Brighthouse Shield® Level 10 Advisory Annuity are collectively referred to as “Shield® Level annuities” or “Shield® annuities.” Participate in rising markets up to your Cap Rate or Step Rate.

VO: …. with a level of protection
from market volatility.

Super disclaimer: Brighthouse Financial absorbs losses up to your level of protection in falling markets. Any additional losses will be reflected in your account value.

VO: So they can focus on their
future,

Super disclaimer: Brighthouse Financial absorbs losses up to your level of protection in falling markets. Any additional losses will be reflected in your account value.

VO: Talk to your financial
professional about Shield Level
annuities.

Super disclaopimer: Talk to your financial professional about Shield® Level annuities.

VO: even when the market is
uncertain.

VO: Brighthouse Financial
Build for what’s ahead.

*Disclosure language as follows:

This communication refers to Brighthouse Shield® Level Select 6-Year Annuity, Brighthouse Shield® Level Select 6-Year Annuity v.3, Brighthouse Shield® Level Select 3-Year Annuity, Brighthouse Shield® Level Select Advisory Annuity, Brighthouse Shield® Level 10 Annuity, and Brighthouse Shield® Level 10 Advisory Annuity, collectively referred to as “Shield® Level annuities” or “Shield® annuities.” These products are index-linked annuities issued by, with product guarantees solely the responsibility of, Brighthouse Life Insurance Company, Charlotte, NC 28277, on Policy Form L-22494 (09/12)-AV and, for products issued in New York, by Brighthouse Life Insurance Company of NY, New York, NY 10017, on Policy Form ML-22494 (09/12) (“Brighthouse Financial”). Shield Level annuities are distributed by Brighthouse Securities, LLC (member FINRA). All are Brighthouse Financial affiliated companies. Shield Level annuities have charges, termination provisions, and terms for keeping them in force. Please contact your financial professional for complete details. Product availability and features may vary by state or firm. Brighthouse Financial® and its design are registered trademarks of Brighthouse Financial, Inc. and/or its affiliates.

Shield Level annuities are registered with the SEC. Before you invest, you should read the prospectus in the registration statement and other documents the issuing company has filed for more complete information about the company and the product. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. You may also request a prospectus from your financial professional or directly from Brighthouse Financial at (800) 343-8496 or brighthousefinancial.com.

Visitors Video :30 seconds

VO: You never planned on three generations...

VO: ...in a place...

VO: But you made the plan that got…

VO: ...feeling so at home

VO: ...they’ve never been.

VO: ...you here and…

VO: ...you stuck to it.

VO: your portfolio can benefit...

VO: … from growth potential, with a level of protection from market volatility.

VO: With a Shield Level annuity from Brighthouse Financial,

VO: To help you follow your plans, wherever they take you.

VO: Talk to your financial professional about Shield Level annuities.

Super disclaimer: Talk to your financial professional about Shield® Level annuities.

VO: Brighthouse Financial Build for what’s ahead.

*Disclosure language as follows:

This communication refers to Brighthouse Shield® Level Select 6-Year Annuity, Brighthouse Shield® Level Select 6-Year Annuity v.3, Brighthouse Shield® Level Select 3-Year Annuity, Brighthouse Shield® Level Select Advisory Annuity, Brighthouse Shield® Level 10 Annuity, and Brighthouse Shield® Level 10 Advisory Annuity, collectively referred to as “Shield® Level annuities” or “Shield® annuities.” These products are index-linked annuities issued by, with product guarantees solely the responsibility of, Brighthouse Life Insurance Company, Charlotte, NC 28277, on Policy Form L-22494 (09/12)-AV and, for products issued in New York, by Brighthouse Life Insurance Company of NY, New York, NY 10017, on Policy Form ML-22494 (09/12) (“Brighthouse Financial”). Shield Level annuities are distributed by Brighthouse Securities, LLC (member FINRA). All are Brighthouse Financial affiliated companies. Shield Level annuities have charges, termination provisions, and terms for keeping them in force. Please contact your financial professional for complete details. Product availability and features may vary by state or firm. Brighthouse Financial® and its design are registered trademarks of Brighthouse Financial, Inc. and/or its affiliates.

Shield Level annuities are registered with the SEC. Before you invest, you should read the prospectus in the registration statement and other documents the issuing company has filed for more complete information about the company and the product. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. You may also request a prospectus from your financial professional or directly from Brighthouse Financial at (800) 343-8496 or brighthousefinancial.com.